Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-39821, No. 333-44313, No. 333-129295 and No. 333-141736) on Form S-8 of our report dated September 20, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” on July 1, 2005), appearing in this Annual Report on Form 10-K of Memry Corporation for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
September 20, 2007